Exhibit 5.1

January 20, 2010

First Midwest Bancorp, Inc.,

One Pierce Place, Suite 1500,

Itasca, Illinois 60143.

Ladies and Gentlemen:

We have acted as counsel to First Midwest Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) of (i) 18,818,183 shares (the “Securities”) of the Company’s common stock, par value $0.01 per share, being issued and sold on the date hereof pursuant to the Underwriting Agreement, dated January 13, 2010, between the Company, on the one hand, and Goldman, Sachs & Co. and Keefe, Bruyette & Woods, Inc., as representatives of the several underwriters named in Schedule I thereto, on the other, and (ii) 18,818,183 related stock purchase rights (the “Rights”) to purchase Participating Preferred Stock to be issued pursuant to the Amended and Restated Rights Agreement, dated November 15, 1995, between the Company and First Midwest Bank, as Rights Agent (the “Rights Agent”), as amended by the First Amendment to the Amended and Restated Rights Agreement, dated June 18, 1997, the Second Amendment to the Amended and Restated Rights Agreement, dated November 14, 2005 and the Third Amendment to the Amended and Restated Rights Agreement, dated December 3, 2008 (as so amended, the “Rights Agreement”). The Securities and the Rights are registered under the Registration Statement on Form S-3, File No. 333–157615 (the “Registration Statement”), under the Act.

In connection with the registration of the Securities and the Rights, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

(1) The Securities have been validly issued and are fully paid and nonassessable.

(2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then the Rights attributable to the Securities have been validly issued.

In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to

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redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

The foregoing opinion is limited to the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinions, we have assumed, without independent verification, that the Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus Supplement relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP